US EMPLOYEE – 5-Year Vesting with TSR Requirement

RESTRICTED STOCK UNIT AGREEMENT
AGREEMENT by and between KBR, Inc., a Delaware corporation (the “Company”), and __________________ (“Employee”) made effective as of _______________ (the “Grant Date”).
1.Grant of Restricted Stock Units.
(a)Units. Pursuant to the KBR, Inc. 2006 Stock and Incentive Plan, as amended and restated (the “Plan”), units evidencing the right to receive __________ shares of the Company’s common stock (“Stock”), are awarded to Employee, subject to the conditions of the Plan and this Agreement (the “Restricted Stock Units”).
(b)Plan Incorporated. Employee acknowledges receipt of a copy of the Plan, and agrees that this award of Restricted Stock Units shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which is incorporated herein by reference as a part of this Agreement. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.
2.Terms of Restricted Stock Units. Employee hereby accepts the Restricted Stock Units and agrees with respect thereto as follows:
(a)    Forfeiture of Restricted Stock Units. In the event of termination of Employee’s employment with the Company or any employing Subsidiary of the Company for any reason other than (i) normal retirement on or after age 70 or (ii) Death or Disability (as such term is defined in that certain Severance and Change in Control Agreement dated effective _______________, by and among Employee, the Company and KBR Technical Services, Inc. (the “Severance Agreement”)), or except as otherwise provided in the second and third sentences of subparagraph (c) of this Paragraph 2, Employee shall, for no consideration, forfeit all Restricted Stock Units to the extent they are not fully vested.
(b)    Assignment of Award. The Restricted Stock Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of unless transferable by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order” as defined by the U.S. Internal Revenue Code (the “Code”).
(c)    Vesting Schedule. Subject to Paragraph 2(d) below, the Restricted Stock Units shall vest in accordance with the following schedule provided that Employee has been continuously employed by the Company from the date of this Agreement through the applicable vesting date (each such date, a “Vesting Date”):

Vesting Date	Vested Percentage of Total Number of Restricted Stock Units
First Anniversary of Grant Date	20%
Second Anniversary of Grant Date	40%
Third Anniversary of Grant Date	60%
Fourth Anniversary of Grant Date	80%
Fifth Anniversary of Grant Date	100%

Notwithstanding the foregoing or Paragraph 2(d) below, unless otherwise provided in an Other Agreement pursuant to Paragraph 8, the Restricted Stock Units shall become fully vested on the earliest of (i) the occurrence of your Involuntary Termination or termination for Good Reason within two years following a Change in Control (as such terms are defined in the Severance Agreement), (ii) the date Employee’s employment with the Company is terminated by reason of Death or Disability (as such term is defined in the Severance Agreement), or (iii) Employee’s attainment of age 70 while employed with the Company. In the event Employee’s employment is terminated for any other reason, including retirement prior to age 70 with the approval of the Company or employing Subsidiary, the Committee which administers the Plan (the “Committee”) or its delegate, as appropriate, may, in the Committee’s or such delegate’s sole discretion, approve the acceleration of the vesting of any or all Restricted Stock Units still subject to restrictions, such vesting acceleration to be effective on the date of such approval or Employee’s termination date, if later. Notwithstanding the foregoing, in no event shall the Restricted Stock Units become fully vested prior to the expiration of one month from the Grant Date.
(d)    Total Shareholder Return. Restricted Stock Units shall not vest on any Vesting Date in accordance with the schedule set forth in the first sentence of Paragraph 2(c) above if the Company’s Total Shareholder Return (the “TSR”) for the 12 full calendar months immediately preceding such Vesting Date is less than 6%. If the TSR for the 12 full calendar months immediately preceding a Vesting Date is less than 6%, then Employee shall, for no consideration, forfeit on such Vesting Date 100% of the Restricted Stock Units that would have otherwise vested on such Vesting Date in accordance with the schedule set forth in the first sentence of Paragraph 2(c) above (to the extent then subject to restrictions). The forfeiture of 100% of the Restricted Stock Units on such Vesting Date shall not affect the vesting of any Restricted Stock Units on future Vesting Dates under this Agreement. For purposes of this Paragraph 2(d), the term “TSR” shall mean, with respect to any 12 full calendar month period, (((A minus B) plus C) divided by B) and multiplied by 100%, where:

A	means the Fair Market Value of a share of Stock on the last day of such period;

B	means the Fair Market Value of a share of Stock on the day immediately preceding the first day of such period; and

C
means the aggregate amount of dividends per share of Stock paid over such period by the Company. Dividends per share of Stock paid other than in the form of cash shall have a value equal to the amount of such dividends reported by the Company to is shareholders for purposes of Federal income taxation.

(e)    Stockholder Rights. Employee shall have no rights of a stockholder with respect to shares of Stock subject to this Award unless and until such time as the Award has been settled by the transfer of shares of Stock to Employee; provided, however, that, with respect to each outstanding Restricted Stock Unit that has not become vested or been forfeited, the Company shall credit a book entry account with an amount equal to the amount of any dividends or distributions declared or paid on one share of Stock, and the amount credited to such book entry account shall be payable to Employee at the same time, and subject to the same terms and conditions as are applicable to, the vesting of such Restricted Stock Unit pursuant to Paragraphs 2(c) and (d) above. If a Restricted Stock Unit does not vest pursuant to Paragraphs 2(c) and (d) above and such Restricted Stock Unit is forfeited, then the amount credited to the book entry account described in the preceding sentence that is attributable to such Restricted Stock Unit shall also be forfeited at the time of the forfeiture of such Restricted Stock Unit.
(f)    Settlement and Delivery of Shares. Payment of vested Restricted Stock Units shall be made as soon as administratively practicable after vesting, but in no event later than thirty days after the vesting date. Settlement will be made by payment in shares of Stock. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Stock is listed or quoted.
(g)    Recovery of Shares. The Company shall seek recovery of any benefits provided hereunder to Employee if such recovery is required by any clawback policy adopted by the Company, which may be amended from time to time, including, but not limited to, any clawback policy adopted to satisfy the minimum clawback requirements adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations thereunder or any other applicable law.
3.Withholding of Tax. The Committee may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with this Award. Unless the Committee provides otherwise, the Company shall reduce the number of shares of Stock that would have otherwise been delivered to Employee by a number of shares of Stock having a Fair Market Value equal to the amount required to be withheld.
4.Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of the Company, a Parent Corporation or Subsidiary of the Company, or a corporation or a Parent Corporation or subsidiary of such corporation assuming or substituting a new award for this Award. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and its determination shall be final.
5.Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Stock Units.
6.Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.
7.Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Stock, the Company shall not be required to deliver any shares issuable upon settlement of the Restricted Stock Units prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. Employee understands that the Company is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, Employee agrees that the Company shall have unilateral authority to amend the Plan and the Agreement without Employee's consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.
8.Other Agreements. The terms of this Agreement shall be subject to, and shall not modify, the terms and conditions of any employment, severance, and/or change-in-control agreement between the Company (or a Subsidiary) and Employee concerning equity-based awards (“Other Agreement”), except that the Restricted Stock Units shall become fully vested on Employee’s attainment of age 70 while employed with the Company or a Subsidiary, and notwithstanding anything in such Other Agreement to the contrary, any normal retirement age of 65 or other retirement-based vesting provisions in such Other Agreement shall be of no force or effect for purposes of the vesting of these Restricted Stock Units.
9.Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, U.S.A., except to the extent that it implicates matters that are the subject of the General Corporation Law of the State of Delaware, which matters shall be governed by the latter law notwithstanding any conflicts of laws principles that may be applied or invoked directing the application of the laws of another jurisdiction. Exclusive venue for any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it or arising from it, or dispute resolution proceeding arising hereunder for any claim or dispute, the parties hereby submit to and consent to the sole and exclusive jurisdiction of Houston, Harris County, Texas, notwithstanding any conflicts of laws principles that may direct the jurisdiction of any other court, venue, or forum, including the jurisdiction of Employee’s home country.
10.Section 409A. Notwithstanding anything in this Agreement to the contrary, if any provision in this Agreement would result in the imposition of an applicable tax under Section 409A of the Code and related regulations and United States Department of the Treasury pronouncements (“Section 409A”), that provision will be reformed to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect Employee’s rights under this Agreement.
IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all as of the date first above written.

KBR, INC.

By:

Employee

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